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                                                                    EXHIBIT 10.7


                               INCENTIVE POOL PLAN


         This Incentive Pool Plan (this "Plan") is adopted effective the 1st day of July, 1997 by Zilkha Energy Company, a Delaware corporation (the "Company").

                              W I T N E S S E T H:

         WHEREAS, a significant factor in achieving the Company's future objectives is the successful development and participation in oil and gas exploratory and developmental drilling ventures; and

         WHEREAS, the Company believes that a portion of the compensation for certain of its personnel supportive of such drilling ventures should be measured by the success of drilling operations; and

         WHEREAS, the Company previously adopted an Incentive Pool Plan dated effective January 1, 1990, as amended by that certain Amendment to Incentive Pool Plan adopted by the Company dated effective November 1, 1992, and as further amended and restated by that certain Amended and Restated Incentive Pool Plan dated effective November 1, 1992 (the "Original Plan"), under which the participants therein received net profits interests ("NPIs") in certain designated prospects; and

         WHEREAS, the Company desires to adopt a new plan, under which the participants will be entitled to overriding royalty interests in certain designated prospects in order to simplify administration of and accounting for the interests of the participants therein; and

         WHEREAS, the Company has offered to each of the participants under the Original Plan the right to convert their NPIs thereunder to overriding royalty interests to be administered in accordance with this Plan and all of such participants have elected to so convert their NPIs.

         NOW THEREFORE, in order to provide such incentive compensation to such Company personnel and in consideration of the benefits to be derived herefrom, the Company, acting by and through its President (pursuant to his general authority), hereby adopts the following Incentive Pool Plan:

                                    ARTICLE I

                                   Definitions

     1.1 Company: Means Zilkha Energy Company, a Delaware corporation (the "Company").


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     1.2 Company Costs: Means the sum of the following costs incurred in connection with a Prospect that are attributable to the Company's interest therein:

         a. All costs and expenses incurred by the Company in drilling, deepening, sidetracking, plugging-back, coring, testing, logging, completing and equipping for production all wells on such Prospect, including, without limitation, the cost of wellhead facilities, storage tanks, separators, pumping equipment, flow lines, salt water disposal equipment, production facilities, plugging and abandoning costs, surface restoration costs and all other capital costs in connection with drilling, production or other operations on such Prospect;

         b. All costs incurred in the acquisition and evaluation of oil, gas and mineral interests or other property interests included within such Prospect including, without limitation, lease bonus, delay rentals, seismic data and seismic reprocessing covering the interests comprising the Prospect; and

         c. All of the other costs that are chargeable against the ORRI Account in accordance with the other terms and provisions of this Plan.

     1.3 Company Net Revenue Interest: Means, with respect to each Plan Pool, the Company's ownership interest in the lease or leases comprising the Plan Pool, less (i) lessor's royalty interest; (ii) any overriding royalty interests and/or net profits interests (excluding the ORRIs of the Participants) that burden the Company's ownership interest as of the date on which the Company earns or acquires its ownership interest in the lease or leases comprising the Plan Pool; (iii) any production payments that burden the Company's ownership interest as of the date on which the Company earns or acquires its ownership interest in the lease or leases comprising the Pool Plan; (iv) any additional interests in the applicable Prospect acquired by the Company (subsequent to the designation of a Prospect as such) that the Plan Administrator elects not to include in the Plan Pool for such Prospect; and (v) any other burdens upon, measured by, or payable out of production of Hydrocarbons from the lease or leases comprising the Plan Pool.

     1.4 Existing Plan Pools: Means a Prospect designated by the Plan Administrator under the Original Plan between September 1, 1989 and June 30, 1997, as to which assignments of Net Profits Interests have been made and recorded prior to the date hereof, or as to which assignments of Net Profits Interests are pending.

     1.5 Hydrocarbons: Means oil, gas, casinghead gas and other associated hydrocarbons.

     1.6 Net Profits Interests: Means the interests conveyed by the Company to each Participant (on an individual basis) in a particular Plan Pool (established under the


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Original Plan) pursuant to Assignments of Net Profits Interests executed and recorded in accordance with the Original Plan.

     1.7 ORRI Account: Means, with respect to each Plan Pool, an account maintained by the Company in accordance with the terms of this Plan and in accordance with good oil and gas accounting practices for the purpose of calculating the ORRI Amount.

     1.8 ORRI Amount: Means, with respect to each Plan Pool, the Company Net Revenue Interest in the lease or leases comprising such Plan Pool multiplied by the ORRI Percentage.

     1.9 ORRI Percentage: Means (i) nine-tenths of one percent (.90%) before Payout and (ii) one and eight-tenths percent (1.80%) after Payout, as the case may be.

     1.10 ORRIs: Means the overriding royalty interests assigned to Participants (on an individual basis) by the Company after July 1, 1997 with respect to (i) Prospects designated on or after July 1, 1997; (ii) Prospects designated prior thereto but as to which assignments had not been made as of the date hereof; or
(iii) Existing Prospects (excluding Third Party Plan Pools) to the extent Participants have elected to quitclaim and relinquish their Net Profits Interests pursuant to Section 2.2.

     1.11 Participants: Means those employees of the Company (except its shareholders) who are so designated by the Plan Administrator in a Plan Designation Report with respect to a particular Plan Pool.

     1.12 Participation Share: Means a Participant's percentage interest in a particular Plan Pool, which shall be designated by the Plan Administrator in the Plan Designation Report in accordance with the provisions of Section 3.1.

     1.13 Payout: Means, with respect to each Prospect, the first day of the month following the month in which the Company Net Revenues equal the Company Costs incurred in connection with such Prospect.

     1.14 Plan Administrator: Means the individual or entity appointed by the President of the Company to administer the Incentive Plan in accordance herewith.

     1.15 Plan File: Means the records of the Company relating to this Plan and the Original Plan maintained by the Plan Administrator or his designee(s).

     1.16 Plan Pool: Means each Prospect that the Plan Administrator designates pursuant to Section 3.1, beginning July 1, 1997. The Company shall dedicate to the Plan Pool the aggregate ORRI Amount for such Prospect and the related oil and gas lease or leases.


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     1.17 Prospect: Means the geographic area, defined and outlined by the Plan
Administrator, in a Plan Designation Report, containing one or more oil and gas areas of interest, and the oil and gas leases covering such area, which shall be limited to the U.S. and the U.S. Offshore Waters.

     1.18 Third Party Plan Pools: Means those Existing Plan Pools containing leases that Zilkha has sold or conveyed to third parties prior to the date hereof, to the extent (if any) that such third parties have declined to allow conversion of the Net Profits Interests in such Existing Plan Pools to overriding royalty interests in accordance with this Plan.

                                   ARTICLE II

                                Overview of Plan

     2.1 As to (i) Prospects designated under Section 3.1 after July 1, 1997, and (ii) Prospects designated prior to that date but as to which assignments to Participants were not made prior to that date, each Participant therein shall be entitled to an assignment of an overriding royalty interest, in the amount provided for in the Plan Designation Report, and calculated and paid in accordance herewith.

     2.2 As to Prospects designated prior to July 1, 1997 as to which assignments of Net Profits Interests under the Original Plan were made prior to that date (excluding Third Party Plan Pools), each Participant therein shall execute a Quitclaim of Net Profits Interest and Assignment of Overriding Royalty Interest, in the amount provided for therein, which overriding royalty interest will be calculated and paid in accordance herewith.

     2.3 With respect to Third Party Plan Pools, the Net Profits Interests owned by participants therein shall continue to be calculated and paid in accordance with the Original Plan and the individual assignments of such Net Profits Interests as previously recorded.

                                   ARTICLE III

                        Plan Designations and Assignments

     3.1 Plan Designation Report. On the last business day of each month the Plan Administrator, on behalf of the Company, will file in the Plan File a report ("Plan Designation Report") stating (i) that no Prospects were so designated during such month or (ii) in the event that the Plan Administrator has designated a Prospect(s) during such month, the Plan Designation Report for such month shall contain the following information:


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     a.   The Prospect(s) that are designated during such month. Each Prospect shall be identified by way of a geographical description on a map or other suitable land description.

     b. The names of the Company employees who are entitled to be Participants in the Plan Pool for each such Prospect. The Plan Administrator shall designate the Participants in such Plan Pool.

     c. The Participation Share owned by each Participant in each Plan Pool. The Participation Share owned by each Participant shall be in a percentage determined, from time to time, by the Plan Administrator.

     3.2 Designation of Participants. The Participants in any Plan Pool shall be designated by the Plan Administrator. Except in the event of administrative or clerical error or oversight occurring prior to the assignment of interests in a Plan Pool under Section 3.4, once a determination is made with respect to any Plan Pool, the number of Participants in such Plan Pool may not be increased nor may new Participants be added or substituted in such Plan Pool, nor may any Participant be excluded from any Plan Pool once designated as a Participant therein.

     3.3  Plan Pool.

     a. The Company will dedicate to each Plan Pool the ORRI Amount for such Prospect, and the related oil and gas lease or leases comprising the Prospect. Prior to the assignment of interests in a Plan Pool to the Participants, the Company may, in its sole discretion, dispose of the Prospect or any portion thereof to a third party (through a sale, farmout, trade, or other means) and proportionately reduce the burden of the ORRIs attributable to such Prospect; provided, however, the Participants in the Plan Pool for such Prospect shall receive their proportionate share of the compensation (whether cash, interests in another prospect or otherwise) received by the Company for said disposition. If the Company acquires additional property interests in a Prospect subsequent to its designation as a Prospect, the Plan Administrator may, in his sole discretion, include such additional property interests in the Plan Pool attributable to such Prospect.

     b. The Company shall have the right, without the further approval of Participants, to pool or unitize all or a portion of the lease(s) covering a Prospect in a Plan Pool with other lands or leases to form one or more units and as to each unit so created, the ORRI Percentage shall be proportionately reduced. Any unit so formed shall be designed to allocate interests equitably among all parties affected thereby, including the Participants.


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     c.   If, as a condition to obtaining royalty relief from the Minerals
          Management Service (the "MMS") in connection with a particular Prospect for a specific period of time, the Company is required to reduce or suspend other existing burdens on the related lease or leases, the Company may, without approval of the Participants, reduce or suspend the ORRIs on that Prospect for the duration of the period of royalty relief.

     d. If the lease or leases comprising a Plan Pool are currently subject to an unrecorded operating agreement, the ORRIs shall be considered a subsequently created burden. As such, if the Company either temporarily or permanently relinquishes all or part of its interest in such lease(s) by virtue of a non-consent election or pursuant to any other provision thereof, the ORRIs burdening that part of the lease(s) so relinquished either shall be suspended and no payments shall be due and owing on or attributable to such ORRIs during any such temporary relinquishment period, or shall terminate and be of no further force and effect if the relinquishment is permanent.

     3.4 Assignments. With respect to Plan Pools created on or after July 1, 1997, and Plan Pools created prior to July 1, 1997, as to which assignments were not made prior to that date, within thirty (30) days after the later of (i) the date the Company drills or participates in the drilling of a well on a Prospect and makes a decision to complete the well and further develop same, or (ii) the date the Company has earned and received from a third party owner(s) an assignment of ownership interest in a Prospect and associated lease(s) dedicated to a Plan Pool, the Company shall prepare assignments to each Participant of an overriding royalty interest in and to the Hydrocarbons produced, saved and sold from or attributable to the leases in the Plan Pool, which shall be equal to their Participation Share of the ORRI Amount, but only to the extent that the Company owns or has acquired a property interest in such Prospect. Notwithstanding anything contained herein to the contrary, the Plan Administrator shall have the right, at his sole discretion, to make and execute assignments of ORRIs as to any Plan Pool(s) prior to the occurrence of 3.4(i) above. If any Participant should, for any reason, no longer be an employee of the Company, such Participant shall nevertheless be entitled to receive an assignment of his or her Participation Share of the Plan Pools in which such employee is a Participant.

                                   ARTICLE IV

                           Administration of Interests
                              in the Incentive Plan

     4.1 Administration. The responsibility for administration of the Incentive Plan shall be vested in the Plan Administrator, who shall exercise his authority hereunder in a reasonably prudent manner, taking into account the interests of the Company and the Participants.


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     4.2 ORRI Account: In calculating the revenues to which Participants are entitled, all proceeds (if any) received by the Company from the sale of Hydrocarbons produced, saved and sold from or attributable to the ORRI Amount in the lease or leases comprising a particular Plan Pool shall be credited to the ORRI Account for that Plan Pool. There shall be no deduction for the costs of exploring, operating, developing, producing, processing and marketing the Hydrocarbons produced, saved and sold from or attributable to the Plan Pool, except that the ORRI Amount (i) shall bear its proportionate share of all severance, production, gathering and windfall profits and other taxes chargeable against the Hydrocarbons produced, saved and sold from or attributable to the Prospect, and (ii) shall be calculated and paid in the same manner as the royalty of the lessor; provided, however, the ORRI will not bear any charges for any "non-arms length" transportation charges or expenses.

     4.3 Distribution of Revenues to Participants. Each Participant will be entitled to a distribution of revenues, if any, for each respective Plan Pool in which a Participant has an interest and in an amount equal to such Participant's Participation Share of the amount contained in the ORRI Account as set out in this Plan. Revenues attributable to any particular Plan Pool shall be paid to the Company by the operator of a Prospect or the purchaser of production, and the Company shall distribute those funds received attributable to each Plan Pool for each month within 60 days following the end of each such month; provided, however, that in no event shall the Company be liable to any Participant for the failure of any operator of a Prospect (other than the Company) or of any third party purchaser of production from or attributable to a Prospect to make payment of such funds to the Company. The Company may, from time to time, transfer to any third party the obligation to pay to each Participant his or her respective Participation Share of the amount contained in the ORRI Account.

     4.4 Amendment or Termination. The Company reserves the right to amend or terminate this Plan at any time, effective on such date as the Company may determine, and without prior notice to any Participant; provided, however, that
(i) no such amendment may be adopted that affects Participants individually, rather than as a group; and (ii) subject to Section 2.2, no amendment or termination shall operate to diminish the rights or interests of any Participant in any Prospect designated prior to the date of such amendment or termination.

                                    ARTICLE V

                               General Provisions

     5.1 Amendments. All amendments hereto must be executed in writing and adopted by the Company's President.

     5.2 Governing Law. This Incentive Plan shall be governed in accordance with the laws of the State of Texas.


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     5.3 Records. The Plan Administrator shall maintain records, available for inspection by employees who are Participants during regular business hours, showing relevant information for each Plan Pool. Other than provision of information regarding amounts actually paid to Participants in any one year, the Company shall not be responsible for preparation of income tax information for Participants.

     IN WITNESS WHEREOF, this Incentive Plan has been duly adopted by Zilkha Energy Company by its President this 9th day of October, 1997, but effective the 1st day of July, 1997.


                                       ZILKHA ENERGY COMPANY

                                       By: /s/ JOHN B. HOLMES, JR.
                                           ------------------------------------
                                           John B. Holmes, Jr.
                                           President


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